Exhibit 10.1

RETIREMENT AGREEMENT
This Retirement Agreement (the “Agreement”) is made and entered into on the 26th day of September, 2018, by and between ERIE INDEMNITY COMPANY, a Pennsylvania corporation with its principal place of business in Erie, Pennsylvania (hereafter, the “Company”), and SEAN J. McLAUGHLIN, residing in Erie, Pennsylvania (hereafter, the “Executive”).
RECITALS:
A.    The Executive has been employed by the Company since August 26, 2013, most recently as Executive Vice President and General Counsel.
B.     December 31, 2018 (the “Retirement Date”) is the effective date of the Executive’s retirement from the Company and the effective date of the cessation of the Executive’s status as an employee and officer of the Company and as an employee, officer and Director of the Company’s affiliated companies.
C.     In exchange for entering into this Agreement and providing the Company with a signed Waiver and Release, the Company has offered the Executive additional consideration, to which he was not already entitled as an employee of the Company, in connection with his retirement.
NOW, THEREFORE, in consideration of the premises and mutual covenants contained in this Agreement, and intending to be legally bound, the Company and the Executive agree as follows:
1.    Effective Date. This Agreement will become effective on the eighth day after the date on which the Executive signs a waiver and release in the form attached as Exhibit I to this Agreement (the “Release”), but only if the Executive has signed this Agreement and the Release within the timeframe described in Section 3(a) and has not revoked the Release during the seven day revocation period described in the Release.
2.    Consideration.
(a)    In consideration of the execution and performance of this Agreement by the Executive, and subject to the remaining provisions of this Section 2 and to Sections 3 and 4, the Company shall make the following payments to the Executive, which include amounts to which the Executive would not otherwise be entitled:
(i)    With respect to the Company's Annual Incentive Plan (“AIP”) and the award made to the Executive for the 2018 performance period under the AIP:
(A) In accordance with the terms of the AIP, for the 2018 performance period, the Company’s Executive Compensation and Development Committee (the “Committee”): (1) will measure the Company’s performance for the performance period against the performance goals set out in the Executive’s award agreement for the performance period and will calculate the Company incentive award earned by the Executive for the performance period (or, if applicable, that would have been earned by the Executive for the performance period had the Executive remained employed through the last day of the performance period), based on the Company’s achievement of the applicable performance goals (the “earned Company incentive award” for the performance period), and (2) will calculate the amount of the Executive’s target award based on his individual performance goals for the 2018 performance period (the “target individual incentive award” for the performance period).
(B) If the Committee exercises its discretion to reduce or eliminate Company incentive awards that would otherwise have been earned by executive officers as a class under the AIP for the 2018 performance period, the Committee may reduce the Executive’s earned Company incentive award for the performance period by a percentage reduction that is not more than the average of the percentage reductions applied to the Company incentive awards of the executive officers.
(C) The Executive will have a vested interest of 100 percent in his earned Company incentive and target individual incentive awards for the 2018 performance period. The earned Company incentive award taken into account in calculating the Executive’s vested interest will be after any reduction imposed under paragraph 2(a)(i)(B).
(D) The Company shall pay to the Executive his vested interest in his earned Company incentive and target individual incentive awards for the 2018 performance period at the time provided under the AIP, which will be no later than December 31, 2019.
(E) The Committee's determination of the amount of award to be paid shall be in accordance with the terms of the AIP and shall be final and binding on all interested parties.

(ii)    With respect to the Company's Long Term Incentive Plan (“LTIP”) and the award made to the Executive for the 2016-2018 performance period under the LTIP:

(A) In accordance with the terms of the LTIP, for the award made for the 2016-2018 performance period, the Committee shall measure the Company’s performance for the performance period against the performance goals set out in the Executive’s award agreement for the performance period and shall calculate the award earned by the Executive for the performance period (or, if applicable, that would have been earned by the Executive for the performance period had the Executive remained employed through the last day of the performance period), based on the Company’s achievement of the applicable performance goals (the “earned award” for the performance period).

(B) If the Committee exercises its discretion to reduce or eliminate awards that would otherwise have been earned by executive officers as a class under the LTIP for the 2016-2018 performance period, the Committee may reduce the Executive’s earned award for that performance period by a percentage reduction that is not more than the average of the percentage reductions applied to the awards of the executive officers for that performance period.

(C) The Executive will have a vested interest of 100 percent in his earned award for the 2016-2018 performance period. The earned award taken into account in calculating the Executive’s vested interest for the 2016-2018 performance period will be after any reduction imposed under paragraph 2(a)(ii)(B).

(D) The Company shall pay to the Executive his vested interest in his earned awards for the 2016-2018 performance period in 2019 at the time provided in the LTIP, which will be no later than December 31, 2019.

(E) The Committee's determination of the amount of award to be paid shall be in accordance with the terms of the LTIP and shall be final and binding on all interested parties.
(iii)    With respect to the awards made to the Executive for the 2017-2019 and 2018-2020 performance periods under the LTIP:

(A) The Executive shall be deemed to have qualified for “Normal Retirement” as that term is defined in Section 3(l) of the LTIP document. The Executive shall have a vested interest of 66.67 percent in his earned award for the 2017-2019 performance period and a vested interest of 33.33 percent in his earned award for the 2018-2020 performance period. The pro-rated awards earned by the Executive for the 2017-2019 and 2018-2020 performance periods shall be paid in 2019 in accordance with Section 9(c) of the LTIP. The earned award taken into account in calculating the Executive’s vested interest for the 2017-2019 and 2018-2020 performance periods will be after any reduction imposed under paragraph 2(a)(iii)(B).

(B) If the Committee exercises its discretion to reduce or eliminate awards that would otherwise have been earned by executive officers as a class under the LTIP for the 2017-2019 and/or 2018-2020 performance period(s), the Committee may reduce the Executive’s earned award for such performance period(s) by a percentage reduction that is not more than the average of the percentage reductions applied to the awards of the executive officers for the same performance period(s).

(C) The Committee's determination of the amount of award to be paid shall be in accordance with the terms of the LTIP and shall be final and binding on all interested parties.
(b)    If the Executive dies before payment of a benefit described in Section 2(a)(i), (ii) or (iii), the Company shall pay the benefit at the scheduled time to the beneficiary or beneficiaries designated by the Executive in accordance with the terms of the AIP or LTIP, as applicable; provided, however, that if the Executive has not designated a beneficiary in accordance with the terms of the applicable plan, or if no designated beneficiary with respect to the applicable plan survives the Executive, the Company shall pay the benefit to the default beneficiary indicated in the applicable plan.

(c)    Payments under this Section 2 will be subject to applicable deductions. For the purposes of this Agreement, “applicable deductions” will include but not be limited to any federal, state, or local taxes determined by the Company to be required to be withheld from amounts paid to the Executive pursuant to this Agreement.
(d)    Except as provided in this Agreement, the Executive agrees that he is not entitled to any other compensation (including, but not limited to, salary or bonuses), perquisites, or benefits of any kind or description from the Company, or from or under any employee benefit plan or fringe benefit plan sponsored by the Company, other than as described above and other than (i) his regular salary through the Retirement Date; (ii) payment for his accrued and unpaid vacation time computed in accordance with the Company’s past practices for departing employees, which will be paid as soon as administratively practical after the Retirement Date; (iii) his accrued benefits under the Erie Insurance Group Employee Savings Plan; (iv) his accrued benefits under the Erie Insurance Group Retirement Plan for Employees; (v) his accrued benefit under the Supplemental Executive Retirement Plan for Certain Members of the Erie Insurance Group Retirement Plan for Employees (“SERP”); (vi) any benefit the Executive may have accrued under the Company’s Deferred Compensation Plan and/or Incentive Compensation Deferral Plan; (vii) any rights the Executive may have under COBRA on account of the termination of his employment; (viii) with respect to any of the capacities in which the Executive served the Company or any of its Affiliated Companies (as defined below), and with respect to any service of the Executive as a fiduciary or trustee of any employee benefit plans or trusts or other trusts maintained or sponsored by the Company or any of its Affiliated Companies, any rights the Executive may have to be indemnified (including any right to reimbursement of expenses) arising under applicable law, the certificate of incorporation or bylaws (or similar constituent documents of the Company), any indemnification agreement between him and the Company, or any directors’ and officers’ or other liability insurance policy of the Company; and (ix) any claim relating to enforcement of the Agreement.
(e)    For the purposes of this Agreement and the Release, “Affiliated Company” will refer to each of the following: Erie Insurance Exchange and each entity that is a subsidiary or affiliate of the Company or of Erie Insurance Exchange.

3.    Employee's Waiver and Release.

(a)    After executing this Agreement, and after the Retirement Date, the Executive shall sign a waiver and release in the form attached as Exhibit I to this Agreement (the “Release”). If the Executive fails to sign this Agreement on or before September 28, 2018, or fails to sign the Release during the period beginning on January 1, 2019 and ending on January 7, 2019, the Executive will forfeit all rights to payment under Section 2(a)(iii) (awards for the 2017-2019 and 2018-2020 performance periods under the LTIP), and this Agreement will be null and void.

(b)    Notwithstanding any contrary provision of this Agreement, the benefits described in Section 2(a)(iii) will not be paid if the Executive does not sign the Agreement and

Release by the dates described in Section 3(a) or if he revokes the Release during the seven-day revocation period described in the Release.
(c)    The Executive acknowledges that the Release and the proposed form of this Agreement were first presented to him for his consideration on August 21, 2018, and that the Company has encouraged and advised the Executive in writing, prior to him signing this Agreement, to consult with an attorney of the Executive's choosing concerning all of the terms of this Agreement and the Release.
(d)    The Company represents and warrants that, as of the date of this Agreement, it does not have knowledge of any claim or action against the Executive.
4.    Covenants as to Confidential Information. The Executive acknowledges and agrees as follows: (i) this Section 4 is necessary for the protection of the legitimate business interests of the Company, and (ii) the Executive has received adequate and valuable consideration for entering into this Agreement.
(a)    Non-disclosure of Confidential Information. The Executive agrees that the Executive shall not, directly or indirectly, without the express written approval of the Company, unless directed by applicable legal authority (including any court of competent jurisdiction, governmental agency having supervisory authority over the business of the Company or an Affiliated Company, or any legislative or administrative body having supervisory authority over the business of the Company or an Affiliated Company) having jurisdiction over the Executive, (i) disclose or permit to be disclosed Confidential Information (as defined below) to any person or entity other than the Company, (ii) use for the Executive’s own benefit, or use or permit any person or entity other than the Company to use Confidential Information in any way, (iii) remove any Confidential Information or any copy or compilation of Confidential Information from the premises of the Company or any Affiliated Company, or (iv) cause or permit Confidential Information to be saved or stored on a computer, drive, device, server, or other means of data storage other than those maintained or owned by the Company. For the purposes of this Agreement, “Confidential Information” means: (i) any non-public information concerning any financial matters, customer relationships, competitive status, supplier matters, internal organizational matters, current or future plans, or other business affairs of or relating to the Company, an Affiliated Company, or any of its or their insurance agents, (ii) any proprietary management, operational, trade, technical or other secrets or any other proprietary information or other proprietary data of the Company, an Affiliated Company, or any of its or their insurance agents, (iii) any non-public personal confidential information concerning any of the Company’s or an Affiliated Company’s employees or any of its or their insurance agents or customers, or (iv) any other information that is related to the Company, an Affiliated Company, or any of its or their insurance agents, or that the Executive should reasonably believe will be damaging to the Company, an Affiliated Company, or any of its or their insurance agents, and that, in either case, has not been published and is not generally known outside of the Company. The Executive acknowledges that all of the foregoing constitutes confidential and proprietary information that is the exclusive property of the Company.

(b)    Legal Proceedings. If the Executive is required by court order, subpoena, or other legal process to disclose Confidential Information, the Executive shall immediately notify the Company of the requirement, in writing or via electronic mail at the following address, and shall give the Company a reasonable opportunity to respond before the Executive takes any action, or make any decisions, in connection with the requirement: Brian W. Bolash, Vice President, Secretary and Senior Counsel, Erie Insurance Group, 100 Erie Insurance Place, P.O. Box 1699, Erie, PA 16530-0001, brian.bolash@erieinsurance.com.
(c)    Limits on Impact of Covenants. Nothing in this Agreement, including the obligations under Section 4, or any other agreement with the Company prohibits or prevents the Executive from filing a complaint or charge with or participating, testifying, or assisting in any investigation, hearing, or other proceeding before any federal, state, or local government agency. Notwithstanding the non-disclosure or any other provision of this Agreement, the Executive acknowledges and affirms his understanding that nothing in this Agreement is intended to preclude, prohibit, or otherwise limit, in any way, his rights and abilities to contact, communicate with, or report matters to any government entity or agency including but not limited to the United States Department of Justice, the Equal Employment Opportunity Commission, any Office of Inspector General of any United States agency, the United States Securities and Exchange Commission, or Congress, regarding possible violations of laws or regulations. However, to the maximum extent permitted by law, the Executive agrees that if such an administrative claim is made, the Executive will not be entitled to recover any individual monetary relief or other individual remedies, except that this provision is not applicable to any bounty that may be recoverable by the Executive as a result of participating in the Securities and Exchange Commission’s whistleblower program.
5.    Breach of Agreement. Executive agrees that if he breaches any of the terms of this Agreement, the Company may pursue whatever rights it has under this Agreement, whether in law or in equity, without affecting the validity and enforceability of the Release contemplated by Section 3 of this Agreement. The Executive agrees that any breach of this Agreement may result in immediate and irreparable harm to the Company, and that the Company may not be reasonably or adequately compensated by damages in an action at law. The Executive agrees that if he breaches Section 4 of this Agreement, the Company will be entitled, to the extent permitted by law, immediately to cease to pay or provide the Executive or the Executive's dependents any compensation or benefit being, or to be, paid or provided pursuant to this Agreement, and also to obtain immediate injunctive relief restraining the Executive from conduct in breach of this Agreement. In addition, the Executive agrees that if he breaches Section 4 of this Agreement, the Executive shall reimburse the Company and its Affiliated Companies for their costs and expenses (including, without limitation, all reasonable fees and expenses, including the costs of any computer forensics imaging and analysis, etc., as well as reasonable attorney’s fees) incurred by the Company and its Affiliated Companies in connection with the breach. The Executive agrees that the incurrence of such fees and expenses will be necessary for the Company’s and its Affiliated Companies’ protection of its and their valuable Confidential Information, trade secrets, and business relationships. Nothing in this Agreement may be construed as prohibiting the Company from pursuing any other remedies available to it for a breach of this Agreement, including the recovery of damages from the Executive. The parties further agree, that if the

Executive prevails in any legal proceeding in which either he or the Company has asserted a breach of this Agreement, he shall be entitled to his reasonable costs and expenses (including, without limitation, reasonable fees and expenses, including the costs of any computer forensics imaging and analysis, etc., as well as reasonable attorneys’ fees).
6.    Company Property, Records, Files and Equipment. By the Retirement Date, the Executive shall return all property of Company and its Affiliated Companies, including, but not limited to, any and all Confidential Information regardless of the format and including, but not limited to all copies, lists, books, notes, records, plans, estimates, documents, computer software, electronic mail, computer disks, computer printouts, and similar materials, in Executive’s possession or control.
7.    Ongoing Cooperation. For a period of one year (the “Ongoing Cooperation Period”) following the Separation Date, the Executive agrees to use his best efforts to assist, advise, and cooperate with the Company if the Company so requests on issues that arose or were in any way developing during his employment with the Company, subject to Executive’s availability given his employment and personal obligations, if any, at that time. The Executive shall furnish such assistance, advice or cooperation to the Company as the Company may reasonably request and as is within the Executive's reasonable capability. Such assistance, advice and cooperation may include, but will not be limited to, the preparation for, or the conduct of, any litigation, investigation, or proceeding involving matters or events that occurred during the Executive's employment by the Company as to which the Executive's knowledge or testimony may be important to the Company. In connection with the preparation for, or the conduct of such litigation, investigation or proceeding as described in the preceding sentence, the Executive shall promptly provide the Company with any records or other materials in his possession that the Company requests in connection with the defense or prosecution of such litigation, investigation or proceeding.
8.    Notice of Immunity from Liability for Confidential Disclosure of a Trade Secret to the Government or in a Court Filing. Notwithstanding the foregoing, the Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If the Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, a trade secret may be disclosed to his attorney and used in the court proceeding, if the Executive (c) files any document containing the trade secret under seal; and (d) does not disclose the trade secret, except pursuant to court order.
9.    Governing Law. This Agreement will be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania applicable to contracts executed in and to be performed in that commonwealth without regard to its conflicts of laws provisions. Each of the parties irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the Commonwealth of Pennsylvania located in the County of Erie,

Pennsylvania, and of the United States for the Western District of Pennsylvania for any litigation arising out of or relating to this Agreement or the transactions contemplated by this Agreement. Any legal action relating to this Agreement shall be brought in the courts of the Commonwealth of Pennsylvania located in the County of Erie, Pennsylvania, and of the United States for the Western District of Pennsylvania and the parties irrevocably and unconditionally waive and shall not plead or claim in any such court that venue is improper or that such litigation has been brought in an inconvenient forum.
10.    Waiver. The waiver by a party of any breach by the other party of any provision of this Agreement will not operate or be construed as a waiver of any other or subsequent breach by a party.
11.    Assignment. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company, and the Company shall be obligated to require any successor to expressly acknowledge and assume its obligations under this Agreement. This Agreement will inure to the extent provided under this Agreement to the benefit of and be enforceable by the Executive or the Executive's legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. The Executive may not delegate any of the Executive's duties, responsibilities, obligations, or positions under this Agreement to any person and any such purported delegation will be void and of no force and effect.
12.    Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
13.    Notices. Any notices required or permitted to be given under this Agreement will be sufficient if in writing, and if personally delivered or when sent by first class certified or registered mail, postage prepaid, return receipt requested − in the case of the Executive, to his principal residence address identified in the Company’s records or in subsequent notice to the Company and in the case of the Company, to the address of its principal place of business, to the attention of the Corporate Secretary of the Company.
14.    Entire Agreement. This Agreement constitutes the entire agreement of the parties relating to the subject matter of this Agreement, and supersedes any obligations of the Company under any previous agreements or arrangements, except as otherwise provided in this Agreement. This Agreement does not supersede the Company’s Policy Regarding the Recoupment of Officer Bonuses in Certain Instances, as adopted on December 9, 2008, and as it may be amended. The provisions of this Agreement may not be amended, modified, repealed, waived, extended, or discharged except by an agreement in writing signed by the party against whom enforcement of any amendment, modification, repeal, waiver, extension, or discharge is sought.
15.    Code Section 409A. It is intended that this Agreement comply with the provisions of section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Department regulations relating thereto (“Code Section 409A”), or an exemption to Code

Section 409A. Payments, rights and benefits may only be made, satisfied or provided under this Agreement upon an event and in a manner permitted by Code Section 409A, to the extent applicable, so as not to subject the Executive to the payment of taxes and interest under Code Section 409A. In furtherance of this intent, this Agreement will be interpreted, operated and administered in a manner consistent with these intentions, and to the extent that any regulations or other guidance issued under Code Section 409A would result in the Executive being subject to payment of additional income taxes or interest under Code Section 409A, the parties agree, to the extent possible, to amend this Agreement to maintain to the maximum extent practicable the original intent of this Agreement while avoiding the application of such taxes or interest under Code Section 409A. All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” as defined under Code Section 409A. Notwithstanding any provision of this Agreement to the contrary, if, as of the date of the Executive's separation from service, the Executive is a “specified employee” as defined under Code Section 409A, then, except to the extent that this Agreement does not provide for a “deferral of compensation” within the meaning of Code Section 409A of the Code, no payments may be made and no benefits may be provided to the Executive during the period beginning on the date of the Executive's separation from service and ending on the last day of the sixth month after such date. In no event may the Executive, directly or indirectly, designate the calendar year of any payment under this Agreement.
16.    Headings. The descriptive headings used in this Agreement are used for convenience of reference only and do not constitute a part of this Agreement.
17.    Counterparts. This Agreement may be executed in separate counterparts, both of which taken together will constitute one and the same Agreement.
THE EXECUTIVE EXPRESSLY WARRANTS AND REPRESENTS THAT, BEFORE ENTERING INTO THIS AGREEMENT, HE HAS RECEIVED A REASONABLE PERIOD OF TIME WITHIN WHICH TO CONSIDER ALL OF THE PROVISIONS CONTAINED IN THIS AGREEMENT, THAT HE HAS FULLY READ, INFORMED HIMSELF OF AND UNDERSTANDS ALL THE TERMS, CONTENTS, CONDITIONS AND EFFECTS OF ALL PROVISIONS OF THIS AGREEMENT, AND THAT HE CONSIDERS ALL SUCH PROVISIONS TO BE SATISFACTORY.
THE EXECUTIVE FURTHER EXPRESSLY WARRANTS AND REPRESENTS THAT NO PROMISE OR REPRESENTATION OF ANY KIND HAS BEEN MADE, EXCEPT THOSE EXPRESSLY STATED IN THIS AGREEMENT.
THE EXECUTIVE FURTHER EXPRESSLY WARRANTS AND REPRESENTS THAT THE COMPANY HAS ENCOURAGED AND ADVISED HIM IN WRITING, PRIOR TO HIM SIGNING THIS AGREEMENT, TO CONSULT WITH AN ATTORNEY OF THE EXECUTIVE’S CHOOSING CONCERNING ALL OF THE TERMS OF THIS AGREEMENT AND THE RELEASE.
THE EXECUTIVE FURTHER EXPRESSLY WARRANTS AND REPRESENTS THAT HE ENTERS INTO THIS AGREEMENT KNOWINGLY AND VOLUNTARILY.

IN WITNESS WHEREOF, the Executive and the Company, by its duly authorized representative, have signed this Agreement as of the date set forth above.

WITNESS:	THE EXECUTIVE:

/s/ Ann P. McLaughlin	/s/ Sean J. McLaughlin
Sean J. McLaughlin

THE COMPANY:

ATTEST:	ERIE INDEMNITY COMPANY

/s/ Brian W. Bolash	By: /s/ Timothy G. NeCastro
Brian W. Bolash	Timothy G. NeCastro
Vice President and Secretary	President & CEO

EXHIBIT I

Executive’s Waiver and Release
Sean J. McLaughlin (the “Executive”) for himself, his heirs, successors, and assigns and in consideration of the payments to be made by or on behalf of Erie Indemnity Company (the “Company”) pursuant to Section 2(a)(iii) of the Retirement Agreement made and entered into on the 26th day of September, 2018, by and between the Company and the Executive (“the “Agreement”), does hereby forever discharge and release the Company and its shareholders, subsidiaries, affiliated companies, companies with common management, ownership or control, successors, assigns, insurers and reinsurers, attorneys, and agents, and all of their officers, directors, shareholders, employees, agents and representatives, in their official and individual capacities (collectively referred to as “Releasees”) from any and all claims, demands, causes of action, damages, charges, complaints, grievances, expenses, compensation and remedies that the Executive now has or may in the future have on account of or arising out of any matter or thing that has happened, developed, or occurred before the date of this Release (collectively “Claims”), including, but not limited to, all Claims arising from the Executive's employment with the Company or any Affiliated Company (as defined in the Agreement), the termination of such employment, any and all relationships or dealings between the Executive and the Company or any of the other Releasees, the termination of any such relationships and dealings, and any and all other Claims the Executive may have against the Company or any of the other Releasees. The Executive waives any and all such Claims including, but not limited to, all charges or complaints that were or could have been filed with any court, tribunal or governmental agency, and any and all Claims not previously alleged, including, but not limited to, any Claims under the following: (a) Title VII of the Civil Rights Act of 1964, as amended; (b) the Age Discrimination in Employment Act (ADEA), as amended; (c) the Federal Employee Retirement Income Security Act of 1974 (ERISA), as amended; (d) the Americans With Disabilities Act (ADA), as amended; (e) the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA), as amended; (f) section 806 of the Sarbanes-Oxley Act of 2002, as amended; (g) the Equal Pay Act of 1963; (h) any other federal statutes, rules, regulations, executive orders or guidelines of any description; (i) any and all statutes of similar nature or purpose under Pennsylvania law, or the law of any other state, including, but not limited to, the Pennsylvania Human Relations Act, as amended, the Pennsylvania Equal Pay Law, and the Pennsylvania Wage Payment and Collection Law; (j) any and all local laws, rules, regulations, executive orders or guidelines of any description including, but not limited to, the Erie County Human Relations Ordinance; and (k) any rule or principle of equity or common law, or any Claim of defamation, conversion, interference with a contract or business relationship, or any other intentional or unintentional tort, or any Claim of loss of consortium, or any Claim of harassment or retaliation, or breach of contract or implied contract, or breach of covenant of good faith and fair dealing, or any whistle-blower Claim. This release, discharge and waiver will be referred to here and in the Agreement as the “Release.”
The Executive specifically understands and agrees that the termination of his employment does not violate or disregard any oral or written promise or agreement, of any nature whatsoever, express or implied. If any contract or agreement of employment exists concerning the employment of the Executive by the Company or the terms and conditions of such employment or the termination of such employment, whether oral or written, express or implied (excepting the Agreement), that contract or agreement is terminated and is null and void.
The Executive agrees that this Release may be enforced in federal, state or local court, and before any federal, state or local administrative agency or body.
This Release does not prohibit the Executive from filing an administrative charge of alleged employment discrimination, harassment or retaliation under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Americans With Disabilities Act or the Equal Pay Act of 1963; however, the Executive represents that he has not to date filed or cause to be filed any such administrative charge, and further agrees that he waives any right to monetary or other recovery should any federal, state or local administrative agency pursue any Claim on his behalf and will immediately request in writing that the Claim or matter on his behalf be withdrawn. Thus, by signing this Release, the Executive waives any right he had to obtain a recovery if an administrative agency pursues a Claim against the Company or any of the other Releasees based on any action taken by the Company or any of the other Releasees up to the date of this Release, and acknowledges that he will have released the Company and the other Releasees of any and all Claims, and of the continuing effect of any and all Claims of any nature up to the date of this Release. This Release does not affect (i) any of the Executive's vested rights under the Erie Insurance Group Retirement Plan for Employees, the Erie Insurance Group Employee Savings Plan, the Supplemental Executive Retirement Plan for Certain Members of the Erie Insurance Group Retirement Plan for Employees (“SERP”), the Company’s Deferred Compensation Plan, and the Incentive Compensation Deferral Plan; nor (ii) any rights the Employee may have under COBRA on account of the termination of his employment; nor (iii) with respect to any of the capacities in which the Executive served the Company or any Affiliated Company, and with respect to any service of the Executive as a fiduciary or trustee of any employee benefit plans or trusts or other trusts maintained or sponsored by the Company or an Affiliated Company, does it bar any claim the Executive may have for indemnity in relation to any acts or omissions of the Executive or a claim for coverage under any applicable insurances; nor (iv) any claim relating to enforcement of the Agreement.
The Executive represents and warrants that the Company has given the Executive a reasonable period of time, of at least twenty-one (21) days, for the Executive to consider all the terms of the Agreement and this Release and for the purpose of consulting with an attorney if the Executive so chooses. A copy of this Release was first given to the Executive on August 21, 2018.
This Release may be revoked by the Executive within seven days after the date this Release is signed by the Executive, by giving notice of revocation to the Vice President, Secretary and Senior Counsel of the Company. No consideration described in Section 2(a)(iii) of the Agreement will be paid unless the Executive has signed this Release and the revocation period has expired with no revocation.

[Executive’s Waiver and Release continues with signature on next page.]

IN WITNESS WHEREOF, the Executive has signed this Release this ____ day of January, 2019.

WITNESS:	THE EXECUTIVE:

Sean J. McLaughlin

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